Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Reader’s Digest Association, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 for the registration of 3,466,790 shares of common stock of The Reader’s Digest Association, Inc. related to the 2005 Key Employee Long Term Incentive Plan of our report dated August 30, 2005, with respect to the consolidated balance sheet of The Reader’s Digest Association, Inc. and subsidiaries as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2005, which report appears in the June 30, 2006 Annual Report on Form 10-K of The Reader’s Digest Association, Inc.

/s/ KPMG LLP

New York, New York
August 17, 2006